                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OR THE SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported): July 31, 1997



                          FPA MEDICAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                      0-24276                  33-0604264
(State of other jurisdiction         (Commission              (IRS Employer
      of incorporation)              File Number)           Identification No.)


                                3636 Nobel Drive
                                   Suite 200
                          San Diego, California 92122
              (Address of principal executive offices) (Zip Code)

                                 (619)453-1000
              (Registrant's telephone number, including area code)


                                 Not Applicable
         (Former name or former address, if changed since last report)

Item 5. Other Events.

        In connection with the business combination between FPA Medical Management, Inc. (the "Registrant") and AHI Healthcare Systems, Inc., which was accounted for as a pooling of interests, the Registrant has restated its financial statements to include the accounts of AHI for all periods presented. Information concerning the Registrant's Common Stock and per share data has been restated on an equivalent share basis.

        The following information (which is included in the Registrant's Registration Statement on Form S-3 (Registration No. 333-31351)) is included as exhibits to this Form 8-K:

        (i) Management's Discussion and Analysis of Financial Condition and Results of Operations;

        (ii) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Balance Sheets as of December 31, 1995 and 1996 and as of March 31, 1997 (unaudited);

        (iii) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 (unaudited);

        (iv) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Statements of Stockholders' Equity (deficit) for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1997 (unaudited);

        (v) FPA Medical Management, Inc. and Subsidiaries Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997 (unaudited); and

        (vi) FPA Medical Management, Inc. and Subsidiaries Notes to Supplemental Consolidated Financial Statements for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 (unaudited).

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

GENERAL

      FPA Medical Management, Inc., its subsidiaries and the Professional Corporations derive substantially all of their operating revenue from (i) the payments made by Payors to the Professional Corporations for managed care medical services and (ii) fee-for-service revenues for medical centers in the managed care business and (iii) fee-for-service revenues from emergency department medical services. On March 17, 1997, the Company completed its merger with AHI in which AHI stockholders were issued 5,678,509 shares of FPA Common Stock in a transaction accounted for as a pooling of interests. Accordingly, the following financial information includes the accounts of AHI for all periods presented.

MANAGED CARE BUSINESS

      The Company has two types of Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services or professional medical services ("outpatient capitation" contracts). Under global capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of hospital inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit, of amounts pre-established by the Payor in relation to inpatient expense. Revenue under global capitation contracts represented 6.6% and 26.1% for 1995 and 1996, respectively, of managed care business operating revenue. FPA received no global capitation revenue in 1994. Revenue under outpatient capitation contracts represented 97.1%, 88.9% and 64.7% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

      The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations and its subsidiaries. These revenues are presented net of contractual deductions and represented 2.9%, 4.5% and 9.2% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

      Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide primary care and specialty medical services to covered enrollees. Primary care physicians are compensated on either a salary or capitation basis. Specialty care physician services are paid for on either a discounted fee-for-service or capitation basis. Managed care business medical services expense paid for on a capitation basis (for certain primary care and specialty care services) or fixed salary basis (for primary care only) totaled 64.8%, 63.4% and 46.5% for 1994, 1995 and 1996 respectively, of managed care business operating revenues, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid for on a discounted fee-for-service or per diem basis.

EMERGENCY DEPARTMENT BUSINESS

      Through the emergency department business, the Company provides contract management and support services primarily to emergency departments. As of December 31, 1996 the Company provided physician practice management services on a contract basis to 101 emergency departments, one anesthesia department, four correctional health care facilities and two rural health urgent care clinic located in 20 states. The Company contracts with approximately 1,000 affiliated physicians who provide certain medical services to approximately 1.4 million patients annually.

      The Company's contractual arrangements with hospitals are primarily fee-for-service contracts whereby hospitals generally agree, in exchange for the Company's services, to authorize the Company and its contracted health care professionals to bill and collect the professional component of the charges for medical services rendered by the Company's contracted health care professionals. Fee-for-service contracts may, depending on the hospital's patient volume and Payor mix, involve the payment of a subsidy to the Company by the hospital. In 1994, 1995 and 1996, respectively, 94.0%, 84.4% and 84.6% of the Company's emergency department operating revenue was earned on a fee-for-service basis, and the Company emphasized fee-for-service contracts in its marketing activities.

      Medical services expense for the emergency department business consists primarily of payments made to independent contractor and employee physicians ("Physician Costs") and, to a lesser extent the costs of medical supplies and malpractice insurance and laboratory fees. In 1994, 1995 and 1996, Physician Costs accounted for 95.1%, 91.8% and 92.1%, respectively, of emergency department medical services expense.

OPERATIONAL DEVELOPMENT

      The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations have contracts and whose members are patients of physicians in the FPA network or
(iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The marketplace for such acquisitions and affiliations is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

      In March 1997, the Company completed its merger with AHI which provides services to approximately 200,000 enrollees and has approximately 9,000 affiliated physicians (including both primary care and specialist physicians). In June 1997, the Company completed its merger with HealthCap which provides services to approximately 50,000 HMO enrollees and has approximately 2,110 affiliated physicians (including ob-gyn physicians). In January 1996, the Company acquired three independent practice associations in the Los Angeles, Ventura and Sacramento regions of California, which service approximately 44,000 enrollees as of June 30, 1997 and include 570 primary care physicians. In June 1996, FPA acquired Physicians First, Inc., operating 40 medical clinics in Florida, through which 110 primary care physicians provided services to approximately 80,000 enrollees. In July 1996, the Company acquired two independent practice associations, one in Arizona and Florida, providing services to approximately 14,000 and 4,000 enrollees, respectively. In October 1996, FPA and Sterling completed a merger. Effective in December 1996, the Company and certain Professional Corporations acquired two medical groups, one each in California and Arizona, providing services to approximately 63,000 and 157,000 enrollees, respectively.

      Listed below is a breakdown of enrollees, Payors, primary care physicians, specialty care physicians, and emergency department business contracts (including anesthesiology, urgent care and correctional facility business contracts) by region at December 31, 1996. (All data also includes the information for AHI.)

                                                                              NUMBER OF
                                    NUMBER OF    NUMBER OF      NUMBER OF     EMERGENCY
                                      PAYOR    PRIMARY CARE  SPECIALTY CARE  DEPARTMENT
                       ENROLLEES    CONTRACTS   PHYSICIANS     PHYSICIANS     CONTRACTS
                       ---------    ---------   ----------     ----------     ---------
California                 329,590       23          1,581          5,223           --
Arizona                    186,102        4            570            984           --
New Jersey                  29,029        4            926            447           --
Delaware                     7,782        1             74             74           --
South Carolina              12,473        3            176             51            2
North Carolina              11,074        1             52             24           11
Texas                      118,755        8          1,053          2,490           15
Florida                     95,520        3            228            777            9
Michigan                    27,334        2            406          1,028           11
Louisiana                    7,023        2             43            156           10
Georgia                        253        1            187            692            4
Others                          --       --            351             --           46
                    --------------   ------    -----------    -----------    ---------
          Total            824,935       52          5,647         11,946          108
                    ==============   ======    ===========    ===========    =========


RESULTS OF OPERATIONS

      The following table sets forth for 1994, 1995 and 1996 selected financial data and selected financial data expressed as a percentage of operating revenue.

                                                   YEAR ENDED DECEMBER 31,
                      -----------------------------------------------------------------------------------------------
                                          1994                                              1995
                                        ---------                                         -----------
                        MANAGED         EMERGENCY                         MANAGED         EMERGENCY
                         CARE           DEPARTMENT                         CARE           DEPARTMENT
                        BUSINESS         BUSINESS          TOTAL          BUSINESS         BUSINESS        TOTAL
                        --------         --------          -----          --------         --------        -----

Operating revenue    $  79,181,877    $  39,255,573   $ 118,437,450    $ 166,975,955    $ 115,659,527   $ 282,635,482
Medical services
  expense               57,092,430       27,723,675      84,816,105      126,754,244       75,985,634     202,739,878
General and
  administrative
  expenses (1)          19,666,842        9,183,231      28,850,073       42,907,386       33,172,287      76,079,673
                     -------------    -------------   -------------    -------------    -------------   -------------
Income (loss)
  from operations        2,422,605        2,348,667       4,771,272       (2,685,675)       6,501,606       3,815,931
Other (income)
  expense                 (316,892)          80,301        (236,591)        (179,725)       1,758,371       1,578,646
                     -------------    -------------   -------------    -------------    -------------   -------------
Income (loss)
  before tax             2,739,497        2,268,366       5,007,863       (2,505,950)       4,743,235       2,237,285
Income tax expense
  (benefit)                800,184          866,841       1,667,025         (407,412)       1,911,732       1,504,320
                     -------------    -------------   -------------    -------------    -------------   -------------
Net income (loss)    $   1,939,313    $   1,401,525   $   3,340,838    $  (2,098,538)   $   2,831,503   $     732,965
                     =============    =============   =============    =============    =============   =============


                               YEAR ENDED DECEMBER 31, 1996
                     -----------------------------------------------
                         MANAGED         EMERGENCY
                           CARE          DEPARTMENT
                        BUSINESS          BUSINESS         TOTAL
                        --------         ----------        -----

Operating revenue    $ 422,343,843    $ 136,760,770    $ 559,104,613
Medical services
expense                337,367,632       94,249,976      431,617,608
General and
administrative
expenses (1)           143,553,451       48,664,736      192,218,187
                     -------------    -------------    -------------
Income (loss)
from operations        (58,577,240)      (6,153,942)     (64,731,182)

Other (income)
expense                  3,319,613          853,631        4,173,244
                     -------------    -------------    -------------
Income (loss)
before tax             (61,896,853)      (7,007,573)     (68,904,426)

Income tax expense
(benefit)                1,080,000               --        1,080,000
                     -------------    -------------    -------------
 Net income (loss)   $ (62,976,853)   $  (7,007,573)   $ (69,984,426)
                     =============    =============    =============



                                          YEAR ENDED DECEMBER 31,
                       -------------------------------------------------------------
                                     1994                           1995
                                  ----------                     ----------
                       MANAGED     EMERGENCY           MANAGED    EMERGENCY
                         CARE     DEPARTMENT            CARE     DEPARTMENT
                       BUSINESS    BUSINESS   TOTAL    BUSINESS   BUSINESS    TOTAL
                       --------   ---------   -----   ---------   ---------   ------
                                    C>

Operating revenue      100.0%      100.0%     100.0%    100.0%     100.0%     100.0%
Medical services
  expense               72.1%       70.6%      71.6%     75.9%      65.7%      71.7%
General and
  administrative
  expenses (1)          24.8%       23.4%      24.4%     25.7%      28.7%      26.9%
                       ------      -----      -----     -----      -----      -----
Income (loss) from
  operations             3.1%        6.0%       4.0%     (1.6)%      5.6%       1.4%
Other (Income)
  expense                (0.4)%      0.2%      (0.2)%    (0.1)%      1.5%       0.6%
                       ------      -----      -----     -----      -----      -----
Income (loss)
  before tax              3.5%       5.8%       4.2%     (1.5)%      4.1%       0.8%
Income tax expense
  (benefit)               1.0%       2.2%       1.4%     (0.2)%      1.7%       0.5%
                        -----      -----      -----     -----      -----      -----
Net income (loss)         2.5%       3.6%       2.8%     (1.3)%      2.4%       0.3%
                        =====      =====      =====     =====      =====      =====

                                 YEAR ENDED DECEMBER 31, 1996
                           -----------------------------------------
                            MANAGED          EMERGENCY
                             CARE           DEPARTMENT
                           BUSINESS          BUSINESS         TOTAL
                           --------          --------         -----

Operating revenue            100.0%            100.0%         100.0%
Medical services
  expense                     79.9%             68.9%          77.2%
General and
  administrative
  expenses (1)                34.0%             35.6%          34.4%
                             ------            ------         -----
Income (loss)
  from operations            (13.9)%            (4.5)%        (11.6)%
Other (Income)
  expense                      0.8%              0.6%           0.7%
                             ------            ------         -----
Income (loss)
  before tax                 (14.7)%            (5.1)%        (12.3)%
Income tax expense
  (benefit)                     0.3%              0.0%           0.2%
                             ------            ------         -----
Net income (Loss)            (15.0)%            (5.1)%        (12.5)%
                             ======            ======         =====

-------------------
(1) Includes nonrecurring charges of $52.6 million in 1996. Excluding these nonrecurring charges, general and administrative expense was 25.0% of operating revenue and loss from operations was (2.2)% of operating revenue in 1996.

MANAGED CARE BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

      Operating Revenue -- The Company's managed care business operating revenue increased to $422.3 million in 1996 from $167.0 million in 1995 and $79.2 million in 1994. The revenue increase resulted primarily from a substantial increase in average enrollment from year to year. The year to year increases resulted primarily from the addition of enrollees as a result of acquisitions and secondarily from internal growth. In 1996, the Company generated net fee-for-service revenue of $38.9 million compared to 1995 net fee-for-service revenue of $7.6 million and $2.3 million fee-for-service revenue in 1994. The growth in net fee-for-service revenue is attributable to the increasing number of medical facilities managed by FPA.

      Medical Services Expense -- Medical services expense for 1996 was $337.4 million or 79.9% of managed care business operating revenue as compared to $126.8 million or 75.9% of such operating revenue in 1995 and $57.1 million or 72.1% of such operating revenue in 1994. The increase in medical services expense as a percent of such operating revenue from 1995 to 1996 resulted from
(i) the reduction in revenue relating to certain of AHI's risk sharing arrangements as well as increases in AHI medical costs due to a revision of AHI's claims reserves, (ii) significantly increased membership in the Mid-Atlantic and Florida regions under global capitation contracts which initially experience a higher medical loss ratio than outpatient only capitation contracts and (iii) increases in medical costs generally in the managed care environment. The increase in medical services expense as a percentage of such operating revenue from 1994 to 1995 resulted directly from AHI's increase in medical costs associated with their increased membership; offset in part by higher revenue base per member per month as a result of increased shared risk earnings and increased capitation of specialists which limited costs for the specialty services provided.

      General and Administrative Expense -- General and administrative expense including nonrecurring charges for 1996 was $143.6 million or 34.0% of managed care business operating revenue as compared to $42.9 million or 25.7% of such operating revenue in 1995 and $19.7 million or 24.8% of such operating revenue in 1994. Excluding the effect of nonrecurring charges recognized in 1996, general and administrative expense as a percentage of such operating revenue would have remained approximately constant for 1996 and 1995. In 1995, the Company hired additional staff and other personnel in new regions prior to the addition of a significant number of enrollees and incurred the costs of acquiring physician practices and building the infrastructure to service its enhanced operations. The Company has also made significant investments in information systems, and has deployed this technology to the majority of its regions.

      Merger, Restructuring and Other Unusual Charges -- Included in the discussion of General and Administrative Expense above, during 1996, the managed care business of the Company incurred approximately $34.9 million in nonrecurring charges. Approximately $21.2 million resulted from write-offs of goodwill and other assets related to unprofitable operations. Approximately $13.7 million related to costs of legal fees, accounting fees, investment bankers' fees and other merger related.

      Income (Loss) from Operations -- In 1996, the managed care business of the Company generated a loss from operations of $58.6 million including the nonrecurring charges. Excluding such nonrecurring charges, 1996 loss from operations was $23.7 million as compared to loss from operations of $2.7 million in 1995, and income from operations of $2.4 million in 1994. The significant increase in loss from operations from 1995 to 1996 was attributable primarily to historical losses of acquired companies and recent losses of the AHI business as described above.

EMERGENCY DEPARTMENT BUSINESS

YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

      The 1994 consolidated financial statements include the activities of the emergency department business from June 1, 1994 (date of inception) to December 31, 1994.

      Operating Revenue -- Emergency department business operating revenue consists of gross patient revenue, net of contractual deductions and estimated uncollectible accounts, plus other revenue, which consists principally of hospital subsidy payments, flat-rate hospital contract revenue and non-patient generated revenues. Operating revenue increased to $136.8 million in 1996 from $115.7 million in 1995 and $39.3 million in 1994. On a percentage basis, the emergency department business' operating revenue grew 195% in 1995 and 18.2% in 1996. The increases were primarily attributable to the increases in the number of the Company's emergency department contracts from 61 in 1994 and 89 in 1995 to 104 in 1996.

      Medical Services Expense -- Medical services expense increased to $94.2 million for 1996 from $76.0 million in 1995 and $27.7 million in 1994 due primarily to the increase in the number of healthcare professionals under contract, resulting from the increase in the number of the Company's emergency department contracts, as well as negotiated increases in fees paid to certain healthcare professionals. Medical services expense as a percentage of operating revenue was 68.9% in 1996, 65.7% in 1995 and 70.6% in 1994.

      General and Administrative Expense -- General and administrative expense including nonrecurring charges was $48.7 million in 1996, $33.2 million in 1995 and $9.2 million in 1994. Excluding the effect of nonrecurring charges in 1996, general and administrative expense would have been $31.0 million. During 1995, the emergency department business increased the number of its regional offices as well as the number of administrative employees to accommodate the increase in emergency department contracts. In 1996, the Company, through cost cutting measures, including the closing of one of its regional offices as well as the down-sizing of another, reduced this expense. As a percentage of revenue, general and administrative expense was 35.6% in 1996 including non-recurring charges or 22.6% excluding non-recurring charges, 28.7% in 1995 and 23.4% in 1994.

      Merger, Restructuring and Other Unusual Charges -- Included in the discussion of General and Administrative Expense above, during 1996, the Company incurred approximately $17.7 million in non-recurring adjustments and restructuring charges. Approximately $12.3 million resulted from write-offs of goodwill and other assets related to terminated emergency department contracts. Approximately $5.4 million related to costs of legal fees, accounting fees, investment bankers' fees and other costs associated with the Sterling merger.

      Net Income (loss) from Operations -- In 1996, the emergency department business of the Company generated a loss from operations of $6.2 million, including nonrecurring charges. Excluding such charges, income from operations would have been $11.5 million as compared to $6.5 million in 1995 and $2.3 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

      The Company requires capital primarily to develop physician networks, acquire physician practices and establish an infrastructure in new regions. Capitation arrangements positively impact cash flow because FPA generally receives capitation revenue prior to paying costs associated with services provided under those agreements. However, shared risk arrangements negatively impact cash flow because settlements in connection with these arrangements are typically not collected until significantly after the end of the period in which they were accrued. Fee-for-service revenues also negatively impact cash flow because payment for services rendered generally lags by 90 to 120 days.

      At December 31, 1996, the Company had cash, cash equivalents and marketable securities of $55.5 million and a working capital deficit (current liabilities in excess of current assets) of $38.1 million compared to cash, cash equivalents and marketable securities of $43.0 million and working capital of $42.5 million at December 31, 1995. The increase in cash, cash equivalents and marketable securities of $12.5 million resulted primarily from (i) $55.0 million borrowed under arrangements with financial institutions, (ii) net proceeds of $73.0 million from the Company's issuance of convertible subordinated notes, and
(iii) $10.6 million received from the exercise of stock options and warrants, partially offset by (a) approximately $11.0 million of cash payments in connection with acquisitions, (b) approximately $13.2 million for the acquisition of property and equipment, (c) approximately $13.3 million used to purchase intangible assets, (d) approximately $3.0 million invested in Great Lakes Health Plan, Inc., and (e) approximately $70.0 million in payments on long-term debt. At December 31, 1996 approximately 38.9% of the Company's current liabilities consist of amounts accrued as payable to specialty care physicians, ancillary providers, hospital and other providers of medical services. These accrued liabilities include claims received by the Company which have not yet been paid as well as an estimate of costs for covered medical benefits incurred by enrollees but not yet reported by providers. These amounts are not due and payable until after the provider has presented a claim and are typically paid within 45 business days of receipt of such claims. The increase in claims payable, including incurred but not reported claims, from approximately $25.7 million at December 1995 to $97.7 million at December 31, 1996 resulted primarily from significantly increased membership and the fact that much of the new membership is under global capitation contracts (which includes hospital services), which resulted in more claims payable per enrollee.

      During 1996, the Company entered into a $55.0 million credit, security, guarantee and pledge agreement (the "Banque Paribas Credit Agreement") with four financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include acquisitions and capital expenditures. Borrowings under this agreement bear interest at either LIBOR plus 2-1/2%, 2-3/4% or 3%, or prime rate plus 1%, 1-1/4% or 1-1/2%, as defined in the agreement. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the Banque Paribas Credit Agreement.

      The Company entered into a Credit Agreement with Lehman Commercial Paper Inc. and the several lenders from time to time parties thereto (the "Lenders") dated as of June 30, 1997 (the "Credit Agreement"). The obligations of the Company under the Credit Agreement are secured by all the assets of the Company and all the capital stock of its subsidiaries. The Credit Agreement contains customary terms, events of default and covenants (including financial covenants) which, among other things, limit payment of cash dividends, the consummation of certain acquisitions and the incurrence of additional debt. Borrowings under this agreement bear interest at either Citibank, N.A.'s prime rate (the "Base Rate"), plus the applicable margin or LIBOR plus the applicable margin, as defined in the agreement. As of June 30, 1997, the Company had drawn $187.8 million under the Credit Agreement, some of which was used to repay the borrowings outstanding under the Banque Paribas Credit Agreement and the debt incurred in the acquisition of the Foundation Companies.

      In December 1996, the Company issued $75.0 million of convertible subordinated debentures, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, payable semiannually, and are convertible into shares of the Company's stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debentures, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest.

      The increase in long-term debt from $31.0 million at December 31, 1995 to $256.4 million at December 31, 1996 resulted primarily from approximately $55.0 million in borrowings under arrangements with financial institutions and the issuance of notes payable and assumption of long-term debt in connection with acquisitions of physician practice assets of approximately $275.8 million net of repayments of acquisition debt of approximately $70.0 million. At December 31, 1996, long-term debt exceeded stockholders' equity.

      The Company believes that its cash on hand and anticipated cash flows from its operations, including borrowings available under the Credit Agreement will be sufficient to meet the Company's operating capital needs through 1997.

      The strategy to expand the FPA network involves the acquisition of individual and group physician practice assets and related businesses. Such acquisitions may be consummated using cash, stock, notes or any combination thereof. Management does not believe that inflation will have a material effect on the operations of the Company.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                   DECEMBER 31,     DECEMBER 31,      MARCH 31,
                                                      1995             1996             1997
                                                  -------------    -------------   --------------
              ASSETS                                                                 (UNAUDITED)

Current Assets:
  Cash and cash equivalents                       $  34,780,225    $  15,471,770    $  20,135,507
  Marketable securities                               8,228,788       40,000,000       15,060,856
  Accounts receivable -- net of allowance
    for uncollectible accounts of $48,299,677
    and $63,500,488 at December 31, 1995 and
    December 31, 1996, respectively                  52,868,995      106,298,672      133,567,261
  Accounts receivable -- other                        4,636,973       25,095,247       25,215,528
  Notes receivable from affiliate                       477,086          512,822             --
  Income tax receivable                               1,227,949             --               --
  Prepaid expenses                                    1,536,003        6,498,174        6,740,990
  Capitation deposit                                       --         15,409,771       20,947,369
  Deferred income tax asset                           4,769,898        3,478,751       12,043,116
                                                  -------------    -------------    -------------
              Total current assets                  108,525,917      212,765,207      233,710,627
Property and equipment - net                         13,085,799       46,495,863       41,714,485
Restricted cash and deposits                          3,285,000          488,535          500,000
Goodwill -- net of accumulated amortization
  of $3,089,048 and $7,805,903 at
  December 31, 1995 and December 31,
  1996, respectively                                 94,626,404      295,594,009      301,358,247
Intangible assets -- net of accumulated
  amortization of $249,682 and $3,123,381
  at December 31, 1995 and December 31,
  1996, respectively                                  5,988,579        6,667,269        5,456,098
Investment in GLHP                                    1,994,900        4,994,900        4,994,900
Deferred income tax asset                                  --          3,189,665        2,736,327
Other assets                                          1,155,937        9,468,006        8,452,417
                                                  -------------    -------------    -------------
              Total                               $ 228,662,536    $ 579,663,454    $ 598,923,101
                                                  =============    =============    =============
     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses           $  26,377,559    $  62,003,039    $  78,191,686
  Claims payable, including incurred
    but not reported claims                          25,689,476       97,688,268      127,286,239
  Accrued payroll and related
    liabilities                                       1,363,304        3,880,272       12,099,013
  Income tax payable                                    436,775        2,294,159             --
  Other liabilities                                        --         13,218,704       13,099,616
  Borrowings on line of credit                          788,325             --               --
  Current portion of accrued liability
    for professional liability claims                   610,000        1,297,790        1,147,878
  Long-term debt, current portion                    10,739,635       70,474,667       74,731,037
                                                  -------------    -------------    -------------
              Total current liabilities              66,005,074      250,856,899      306,555,469
Long-term debt, net of current portion               10,215,552      185,889,219      171,775,894
Bank line of credit                                  10,000,000             --               --
Accrued liability for professional
    liability claims, net of current portion          2,440,000        4,217,000        3,597,000
Deferred income tax liability                         1,989,770             --               --
Other long-term liabilities                             397,175        4,325,862          350,793
                                                  -------------    -------------    -------------
              Total liabilities                      91,047,571      445,288,980      482,279,156

Stockholders' equity:
  Preferred stock, $.001 par value per
    share, 2,000,000 shares authorized,
    no shares outstanding                                  --               --               --
  Common stock, $.002 par value, 98,000,000
    shares authorized, 24,232,500,
    30,596,218 and 30,856,155 shares
    issued and outstanding at December 31,
    1995, December 31, 1996 and March 31,
    1997, respectively                                   48,465           61,192           61,712
  Additional paid-in capital                        135,538,791      201,282,914      202,477,595
  Stock payable                                         567,000          534,600          534,600
  Accumulated earnings (deficit)                      2,254,975      (67,103,232)     (86,028,962)
  Less: Deferred compensation -- stock options         (344,266)            --               --
        Due to stockholder                             (450,000)        (401,000)        (401,000)
                                                  -------------    -------------    -------------
             Total stockholders' equity             137,614,965      134,374,474      116,643,945
                                                  -------------    -------------    -------------
             Total                                $ 228,662,536    $ 579,663,454    $ 598,923,101
                                                  =============    =============    =============


                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

       AND FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)


                                                                                              THREE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                        MARCH 31,
                                     -----------------------------------------------    ------------------------------
                                          1994            1995              1996             1996             1997
                                     -------------    -------------    -------------    -------------    -------------
                                                                                                (UNAUDITED)
Managed care revenue                 $  78,939,286    $ 164,164,875    $ 386,427,917    $  66,455,352    $ 157,314,519
Fee-for-service revenue, net of
  contractual deductions                39,498,164      118,470,607      172,676,696       37,497,463       65,525,095
                                     -------------    -------------    -------------    -------------    -------------
Operating revenue                      118,437,450      282,635,482      559,104,613      103,952,815      222,839,614

Expenses:
   Medical services expense             84,816,105      202,739,878      431,617,608       74,725,588      158,105,080
                                     -------------    -------------    -------------    -------------    -------------
                                        33,621,345       79,895,604      127,487,005       29,227,227       64,734,534

General and administrative
  expense                               28,850,073       74,489,765      139,646,319       26,477,739       51,705,602
Merger, restructuring and other
  unusual charges (Note 9)                    --          1,589,908       52,571,868             --         36,833,586
                                     -------------    -------------    -------------    -------------    -------------
Income (loss) from operations            4,771,272        3,815,931      (64,731,182)       2,749,488      (23,804,654)


Other income (expense):
  Interest and other income                301,955        1,129,297        1,991,288          510,858          934,664
  Interest expense                        (397,364)      (2,707,943)      (6,164,532)        (684,331)      (4,166,767)
  Other expense                            332,000             --               --               --               --
                                     -------------    -------------    -------------    -------------    -------------
      Total other income (expense)         236,591       (1,578,646)      (4,173,244)        (173,473)      (3,232,103)
                                     -------------    -------------    -------------    -------------    -------------
  Income (loss) before income
    taxes                                5,007,863        2,237,285      (68,904,426)       2,576,015      (27,036,757)
  Income tax (expense) benefit          (1,667,025)      (1,504,320)      (1,080,000)      (1,159,683)       8,111,027
                                     -------------    -------------    -------------    -------------    -------------
  Net income (loss)                  $   3,340,838    $     732,965    $ (69,984,426)   $   1,416,332    $ (18,925,730)
                                     =============    =============    =============    =============    =============
  Net income (loss) per share                                          $       (2.56)   $         .05    $       (0.59)
                                                                       =============    =============    =============


Pro forma (Note 1):
  Adjustment to income tax
    expense                          $    (110,235)   $    (262,000)
                                     =============    =============
  Net income                         $   3,230,603    $     470,965
                                     =============    =============
  Net income per she                 $         .29    $         .03
                                     =============    =============


Weighted average shares
  outstanding                           11,271,046       18,306,992      27,381,279       25,814,913       32,288,183
                                     =============    =============   =============    =============    =============



                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

             AND THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                                                       (STOCK
                                                                     SUBSCRIPTION  DUE
                                                       ADDITIONAL    RECEIVABLE)/  FROM       ACCUMULATED  DEFERRED
                             COMMON      PREFERRED      PAID-IN         STOCK      STOCK       EARNINGS/  COMPENSATION
                             STOCK         STOCK        CAPITAL         PAYABLE    HOLDER      (DEFICIT)  STOCK OPTIONS   TOTAL
                             -------       -----       ---------        --------   ------      --------    ----------   ----------

Balances, January 1, 1994    $ 2,188       $   --     $    9,812        $  --      $   --    $   244,172  $    --      $  256,172
  Pooling of interests
    combination with
    Sterling Healthcare
    Group, Inc. effective
    October 31, 1996          16,195           --      8,552,074           --          --            --    (369,000)    8,199,269

  Pooling of interests
    combination with AHI
    Healthcare Systems,
    Inc. effective March
    17, 1997                  10,382           --        874,618           --          --            --    (140,000)      745,000

  Common stock issued
    through private place-
    ment for cash, net of
    costs                      1,294           --      4,571,625           --          --            --        --       4,572,919

  Preferred stock issued
    and redeemed                  --           --     (3,750,000)           --         --            --                (3,750,000)

  Repurchase and cancel-
    lation of common stock    (2,015)          --          2,015           --          --     (1,483,000)      --      (1,483,000)

  Issuance of common
    stock for stockholders'
    notes                      2,015           --      2,997,985           --   (3,000,000)          --        --             --

  Exchange of common
    stock for Series T
    preferred stock           (2,015)      26,000        (23,985)          --          --            --        --             --

  Redemption of Series T
    preferred stock               --      (26,000)    (2,974,000)          --    3,000,000           --        --             --

  Common stock issued
    through initial public
    offering for cash,
    net of costs               2,795           --     11,574,068           --          --            --        --      11,576,863

  Common stock issued in
    connection with
    acquisition                  463           --      3,935,100           --          --            --        --       3,935,563

  Net income for the year         --           --             --           --          --      3,340,838       --       3,340,838

  Dividends paid                  --           --             --           --          --       (522,000)      --        (522,000)

  Other                           36           --        317,329      (14,227)         --            --      61,658       364,796

  One-for-one stock
    dividend, effective
    March 1, 1995              6,626           --         (6,626)          --                        --        --             --
                              ------      -------    -----------      -------      -------    ----------   --------    ----------
Balances, December 31,
  1994                        37,964           --     26,080,015      (14,227)         --      1,580,010   (447,342)   27,236,420


                                                                                     (STOCK
                                                                                   SUBSCRIPTION          DUE
                                                                   ADDITIONAL      RECEIVABLE)/          FROM         ACCUMULATED
                                      COMMON        PREFERRED        PAID-IN          STOCK              STOCK         EARNINGS/
                                      STOCK           STOCK          CAPITAL          PAYABLE            HOLDER        (DEFICIT)
                                   ------------     ---------      ------------    ------------          ------        ----------

  Common stock issued
    through public offering
    for cash, net of costs              11,316            --        94,929,092             --               --               --
  Common stock issued in
    connection with
    acquisitions                           450            --        13,889,419             --               --               --
  Common stock payable
    issued in connection
    with acquisitions                     --              --              --            567,000             --               --
  Undistributed
    S-Corporation earnings
    reclassified to
    additional paid in capital            --              --            58,000             --               --            (58,000)
  Issuance of common
    stock to a related party              --              --           450,000             --           (450,000)            --

  Net income for the year                 --                              --               --               --            732,965
  Other                                 (1,265)           --           132,265           14,227             --               --
                                 -------------    ------------   -------------    -------------    -------------    -------------
Balances, December 31, 1995             48,465            --       135,538,791          567,000         (450,000)       2,254,975
  Stock options and
    warrants exercised                     515            --        10,305,788             --               --               --
  Common stock issued in
    connection with
    acquisitions                         3,407            --        52,200,372           41,500             --               --
  Common stock issued in
    connection with conver-
    sion of debt                         1,086            --         3,498,914             --               --               --
  Net loss for the year                   --              --              --               --               --        (69,984,426)
  Other                                  7,719            --          (260,951)         (73,900)          49,000          626,219
                                 -------------    ------------   -------------    -------------    -------------    -------------
Balances, December 31, 1996             61,192            --       201,282,914          534,600         (401,000)     (67,103,232)
  Stock options and
   warrants exercised
   (unaudited)                             520            --         1,194,681             --               --               --
  Net loss for the quarter
   (unaudited)                            --              --              --               --               --        (18,925,730)
                                 -------------    ------------   -------------    -------------    -------------    -------------
Balances, March 31, 1997
   (unaudited)                   $      61,712    $       --     $ 202,477,595    $     534,600    $    (401,000)   $ (86,028,962)
                                 =============    ============   =============    =============    =============    =============





                                      DEFERRED
                                    COMPENSATION
                                    STOCK OPTIONS       TOTAL
                                    -------------    ------------

  Common stock issued
    through public offering
    for cash, net of costs                  --         94,940,408
  Common stock issued in
    connection with
    acquisitions                            --         13,889,869
  Common stock payable
    issued in connection
    with acquisitions                       --            567,000
   Undistributed
    S-Corporation earnings
    reclassified to
    additional paid in capital              --               --
  Issuance of common
    stock to a related party                --               --
  Net income for the year                   --            732,965
  Other                                  103,076          248,303
                                   -------------    -------------
Balances, December 31, 1995             (344,266)     137,614,965
  Stock options and
    warrants exercised                      --         10,306,303
  Common stock issued in
    connection with
    acquisitions                            --         52,245,279
  Common stock issued in
    connection with conver-
    sion of debt                            --          3,500,000
  Net loss for the year                     --        (69,984,426)
  Other                                  344,266          692,353
                                   -------------    -------------
Balances, December 31, 1996                 --        134,374,474
  Stock options and
    warrants exercised
    (unaudited)                             --          1,195,201
  Net loss for the quarter
    (unaudited)                             --        (18,925,730)
                                   -------------    -------------
Balances, March 31, 1997
    (unaudited)                    $        --      $ 116,643,945
                                   =============    =============




                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                        THREE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                 --------------------------------------------    ----------------------------

                                                      1994            1995            1996            1996            1997
                                                 ------------    ------------    ------------    ------------    ------------

                                                                                                         (UNAUDITED)
 Cash flows from operating activities:
 Net income (loss)                               $  3,340,838    $    732,965    $(69,984,426)   $  1,416,332    $(18,925,730)
 Adjustments to reconcile net income (loss)
   to net cash used by operating activities:
  Depreciation and amortization                     1,330,733       5,586,060      13,464,151       2,375,785       5,865,269
  Imputed interest on notes payable                      --           132,489          98,023          22,475
  Loss on disposal of business                           --           772,875            --              --              --
  Deferred compensation stock options                  45,658          78,076          61,000            --              --
  Severance settlement financed through
    issuance of debt                                1,200,000            --              --              --              --
  Minority interest in income of consolidated
    subsidiary                                       (332,000)           --              --              --              --
  Impairment of goodwill                                 --           434,602      33,501,000            --              --
  Changes in assets and liabilities, net
   of effects of acquisitions:
   Accounts receivable                             (6,791,976)    (22,118,548)    (66,390,200)    (12,351,446)    (27,388,870)
   Income tax receivable/payable                      580,440      (1,874,389)      3,397,211       1,009,570            --
   Capitation deposit                                    --              --       (15,409,771)           --        (5,537,598)
   Deferred income taxes                             (604,580)       (814,455)     (3,394,617)        (25,110)    (10,405,186)
   Accounts payable and accrued expenses            1,877,558       4,254,485      17,074,166      (1,209,942)     16,188,647
   Claims payable, including incurred but
   not reported claims                               (548,194)      2,900,274      60,057,285       8,590,460      23,737,238
   Accrued liability for professional
   liability claims                                  (124,216)       (738,500)      2,464,790            --          (769,912)
   Accrued payroll and related liabilities             (7,157)        336,625       2,451,391          71,188       8,218,741
   Prepaid expenses and other assets                 (294,057)     (1,242,908)        440,093      (1,585,631)     (1,974,057)
                                                 ------------    ------------    ------------    ------------    ------------
              Total adjustments                    (3,667,791)    (12,293,314)     47,814,522      (3,102,651)      7,934,272
                                                 ------------    ------------    ------------    ------------    ------------
 Net cash used by operating activities               (326,953)    (11,560,349)    (22,169,904)     (1,686,319)    (10,991,458)
 Cash flows from investing activities:
  Purchase of property and equipment               (2,568,053)     (6,948,619)    (13,206,829)     (2,207,334)     (3,263,073)
  Payments for intangible assets                     (270,621)     (1,703,570)    (13,341,849)     (1,007,580)           --
  Net payments (to) from affiliate                     44,372        (214,546)       (350,867)       (306,535)           --
  Investment in GLHP                                     --        (1,994,900)     (3,000,000)           --              --
  Net sale (purchase) of marketable securities    (10,079,811)      1,851,023     (31,771,212)      5,149,845      24,939,144
  Acquisitions, net of cash acquired               (4,951,133)    (41,010,816)    (10,994,630)    (11,270,677)           --
  Payments escrowed for acquisitions                     --        (3,285,000)      2,796,465            --              --
  Proceeds from sale of business                         --         1,600,000            --              --              --
  Other                                                  --           (46,212)          8,893            --              --
                                                 ------------    ------------    ------------    ------------    ------------
    Net cash provided (used) by investing
      activities                                  (17,825,246)    (51,752,640)    (69,860,029)     (9,642,281)     21,676,071
                                                 ------------    ------------    ------------    ------------    ------------
 Cash flows from financing activities:
  Proceeds from merger, net                         5,699,870            --          (169,334)          1,945            --
  Net proceeds from issuance of common
    stock                                          11,461,604      94,940,408            --              --              --
  Net proceeds from private placement of
    stock                                           4,812,919            --              --              --              --
  Redemption of preferred stock                    (3,750,000)           --              --              --              --
  Issuance of convertible subordinate notes
    payable                                         1,000,000            --        73,125,000            --              --
  Increase in bank overdrafts                            --              --              --           214,395            --


                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

                                                                                                          THREE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                          MARCH 31,
                                               -----------------------------------------------    ------------------------------

                                                      1994             1995            1996             1996             1997
                                               -------------    -------------    -------------    -------------    -------------
                                                                                                            (UNAUDITED)

Proceeds from exercise of stock options and
  warrants                                            43,365          156,000       10,575,526          738,794        1,195,201
Issuance of notes payable                            222,000       12,065,000       59,178,334        8,400,000        8,176,152
Net borrowings/(payments) under bank line of
 credit
                                                     207,242        7,814,781               --         (788,325)              --
Receipt of payment for stock subscriptions            35,773           14,227               --               --               --
Payments on long-term debt                        (1,159,779)     (19,689,072)     (70,037,048)      (3,560,516)     (15,392,229)
Proceeds from payments of notes receivable
  from stockholder                                        --               --           49,000               --               --
Dividends paid                                      (522,000)              --               --               --               --
Purchase of treasury shares                       (1,253,000)              --               --               --               --
                                               -------------    -------------    -------------    -------------    -------------
    Net cash provided  (used) by financing
      activities                                  16,797,994       95,301,344       72,721,478        5,006,293       (6,020,876)
                                               -------------    -------------    -------------    -------------    -------------
Net increase (decrease) in cash and cash
  equivalents                                     (1,354,205)      31,988,355      (19,308,455)      (6,322,307)       4,663,737
Cash and cash equivalents, beginning
  of year                                          4,146,075        2,791,870       34,780,225       34,780,225       15,471,770
                                               -------------    -------------    -------------    -------------    -------------
Cash and cash equivalents, end of year         $   2,791,870    $  34,780,225    $  15,471,770    $  28,457,918    $  20,135,507
                                               =============    =============    =============    =============    =============


Supplemental cash flow information:
  Cash paid for interest                       $     117,400    $   1,957,194    $   4,026,106    $     413,695    $   2,431,388
  Cash paid for income taxes                   $   2,203,296    $   6,034,045    $     970,382    $      44,740               --
  Issuance of promissory note for severance
    settlement                                 $   1,200,000               --               --               --               --
  Equipment acquired under capital leases      $     155,361    $     438,643    $   2,009,655    $     247,901               --
  Common stock issued in connection with
    acquisitions                               $   4,741,976    $  13,889,870    $  52,245,279    $     420,000               --
  Common stock issued for stockholders' notes  $   3,000,000               --               --               --               --
  Exchange of common stock for Series T
    preferred stock                            $  (3,000,000)              --               --               --               --
  Issuance of common stock for Series T
    preferred stock                            $   3,000,000               --               --               --               --
  Redemption of Series T preferred stock       $  (3,000,000)              --               --               --               --
  Issuance of promissory note for repurchase
    and cancellation of common stock           $     230,000               --               --               --               --
  Effects of acquisitions:
    Fair value of assets acquired              $  16,961,926    $  97,195,644    $ 275,783,635    $  24,310,738    $   8,778,943
    Liabilities  assumed                       $  10,048,793    $  56,184,828    $ 264,789,005    $  13,040,061    $   8,778,943
    Common stock issued                        $   1,962,000               --               --               --               --
                                               -------------    -------------    -------------    -------------    -------------
    Net cash paid for acquisitions             $   4,951,133    $  41,010,816    $  10,994,630    $  11,270,677    $          --
                                               =============    =============    =============    =============    =============


                       See notes to financial statements.

                  FPA MEDICAL MANAGEMENT, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 1994,1995 AND 1996
         AND THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      General -- FPA Medical Management, Inc. ("FPA"), a Delaware corporation incorporated in 1994, is a national physician practice management company, which, through its network of primary care physicians, affiliated professional corporations ("Professional Corporations") and subsidiaries, contracts with health maintenance organizations ("HMOs") and other prepaid health insurance plans (collectively, "Payors") to provide and manage physician and related healthcare services to enrollees who select FPA network primary care physicians ("managed care business"). FPA also provides contract management services to hospital emergency and anesthesia departments in twenty states ("emergency department business").

      Basis of Presentation -- The merger of FPA and AHI Healthcare Systems, Inc. ("AHI") has been accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of FPA and AHI for all periods presented. Information concerning common stock and per share data has been restated on an equivalent share basis. There were no material adjustments to the accounts of AHI as a result of adopting the same accounting principles as FPA. The accompanying supplemental consolidated financial statements present the financial position and results of operations of FPA and the predecessor entities, including the accounts of FPA subsidiaries and certain Professional Corporations (collectively, the "Company").

      Business Combinations -- On October 31, 1996, FPA and Sterling Healthcare Group, Inc. ("Sterling") consummated a business combination (the "Sterling Merger"). Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments. As a result of the Sterling Merger, each outstanding share of Sterling common stock was converted into 0.951 shares of FPA common stock ("FPA Common Stock"). Sterling's stockholders were issued 8,097,781 shares of FPA Common Stock representing approximately 37% of the total issued and outstanding shares of FPA Common Stock after the Sterling Merger. The shares of FPA Common Stock issued to the Sterling stockholders have been registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The Sterling Merger has been treated as a tax-free reorganization and accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of Sterling since June 1, 1994, Sterling's date of inception. Information concerning FPA Common Stock and per share data has been restated on an equivalent share basis.

      On March 17, 1997, FPA and AHI consummated a business combination (the "AHI Merger"). As a result of the AHI Merger, each outstanding share of AHI common stock was converted into 0.391 shares of FPA Common Stock. AHI stockholders were issued 5,678,509 shares of FPA Common Stock representing approximately 18% of the then total issued and outstanding shares of FPA Common Stock after the AHI Merger. The shares of FPA Common Stock issued to the AHI stockholders have been registered on a Registration Statement on Form S-4 filed under the Securities Act of 1933, as amended. The AHI Merger has been treated as a tax-free reorganization and accounted for as a pooling of interests and, accordingly, the accompanying supplemental consolidated financial statements have been prepared on a basis that includes the accounts of AHI for all periods presented. Information concerning FPA Common Stock and per share data has been restated on an equivalent share basis.

      Presented below is the effect of the Sterling Merger and AHI Merger on previously reported results of operations for the year ended December 31:

                                      1994            1995             1996
                                  -------------   -------------    ------------
Operating revenue:
       FPA                        $  18,435,877   $  52,691,955    $ 440,318,613
       Sterling                      39,255,573     115,659,527             --
       AHI                           60,746,000     114,284,000      118,786,000
                                  -------------   -------------    -------------
                                  $ 118,437,450   $ 282,635,482    $ 559,104,613
                                  -------------   =============    =============

Net income (loss):
       FPA                        $     388,313   $   1,002,462    $ (15,716,426)
       Sterling                       1,401,525       2,831,503             --
       AHI                            1,551,000      (3,101,000)     (54,268,000)
                                  -------------   -------------    -------------
                                  $   3,340,838   $     732,965    $ (69,984,426)
                                  =============   =============    =============



      Managed Care Business -- The Company currently manages the provision of prepaid managed healthcare services for networks of primary care physicians in numerous states. The "FPA Network" consists of FPA, its subsidiaries, the Professional Corporations and various independent practitioners.

      The Professional Corporations and certain subsidiaries contract with Payors to provide for the delivery of healthcare services on a capitation basis (i.e., a fixed payment per enrollee per month). Through administrative services agreements, the Professional Corporations assign payments from Payors to the Company in return for management services, specialty medical care claims administration and payment, and other services.

      FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations for all periods presented, other than by means of owning the majority of the voting stock of the Professional Corporations. FPA and its subsidiaries are unable to own a majority interest in the Professional Corporations formed in states which prohibit the corporate practice of medicine. The Professional Corporations have as shareholders and directors certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director has entered into a succession agreement which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock for a nominal amount if such shareholder/director is terminated from employment with FPA. This ensures unilateral and perpetual control over the Professional Corporations by FPA. Due to a parent-subsidiary relationship under generally accepted accounting principles, FPA has consolidated the financial statements of the Professional Corporations. FPA believes that consolidation of the financial statements of these Professional Corporations is necessary to present fairly the financial position and results of operations of the Company. All significant inter-entity transactions have been eliminated in consolidation. The consolidated financial statements include the operations of FPA, all of FPA's subsidiaries and Professional Corporations since they were acquired, were incorporated, or entered into an administrative services agreement with FPA or one of its subsidiaries.

      Managed care capitation payments from Payors are paid monthly and are recognized as revenue during the period in which enrollees are entitled to receive services. Contracts with Payors generally provide for terms of one to 30 years, with automatic renewal periods, terminable on prior notice (generally between 30 and 180 days).

      The Company has two types of managed care Payor contracts: contracts for both inpatient and outpatient services ("global capitation" contracts) and those limited to outpatient services ("outpatient capitation" contracts). Under global capitation contracts, which accounted for approximately 6.6% and 26.1% of managed care business operating revenue in 1995 and 1996, respectively, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary inpatient and outpatient care. In 1994, the Company had no global capitation contracts. Under outpatient capitation contracts, the Company receives a fixed monthly amount per enrollee for which the Company is financially responsible to provide the enrollees with all necessary outpatient care. Additionally, under these outpatient capitation contracts, the Company is a party to shared risk arrangements with Payors which generally reward the Company for the efficient utilization of inpatient services. Under these shared risk arrangements, the Company shares any surplus or, in some cases, deficit of inpatient cost in relation to amounts pre-established by the Payor. Estimates of shared risk funds to be received or paid by the Company are recorded based on estimates of hospital utilization costs. Differences between actual settlements and amounts estimated as receivable (or payable) relating to the shared risk arrangements are recorded at the time of settlement, generally in the second or third quarter of the following year. The Company does not believe that the final settlements of these shared risk arrangements will differ materially from the estimated amounts recorded in the financial statements. Revenue under outpatient capitation contracts represented 97.1%, 88.9% and 64.7% of managed care business operating revenue in 1994, 1995 and 1996, respectively.

      The Company also generates fee-for-service revenue for the performance of medical services through the Professional Corporations. These revenues are presented net of contractual deductions and represented 2.9%, 4.5% and 9.2% for 1994, 1995 and 1996, respectively, of managed care business operating revenue.

      Emergency Department Business -- The Company provides physician contract management for hospital emergency and anesthesia departments in twenty states at December 31, 1996. Contractual arrangements with hospitals are primarily fee-for-service whereby hospitals agree to authorize the Company and its contracted healthcare professionals to bill and collect for the professional component of the charges for medical services rendered by the Company's contracted healthcare professionals. Through the emergency department business, the Company generated fee-for-service revenues, presented net of contractual deductions, representing 94.0%, 84.4% and 84.6% of the emergency department business operating revenues in 1994, 1995 and 1996, respectively. The Company has arrangements with certain hospitals for monthly subsidy amounts which either compensate for patient revenues not achieving specified levels or to fund front-end staffing and insurance costs. The Company also has a physician recruiting and medical management consulting division.

      Revenue Recognition and Accounts Receivable -- Fee-for-service revenue is reported on the accrual basis, net of estimated third-party contractual deductions. Further adjustments are recorded to reflect amounts estimated to be uncollectible based upon individual contract experience. The allowance considered necessary to cover contractual deductions and uncollectible accounts is based on an analysis of current and past due accounts, collection experience in relation to amounts billed and other relevant information. Accounts receivable represents amounts due from third-party payors including Medicare and Medicaid, patients and others for services rendered.

      For emergency department receivables, the concentration of credit risk relating to accounts and subsidy receivables is limited by the number and geographic dispersion of hospital emergency departments managed by the Company, as well as by the large number of patients and payors, including various governmental agencies in the states in which the Company operates.

      In 1994, 1995 and 1996, revenues from governmental agencies made up approximately 29%, 25% and 34%, respectively, of operating revenue for both divisions of the Company.

      Medical Services Expense -- Through the Professional Corporations and its subsidiaries, the Company contracts with various healthcare providers to provide medical services to covered enrollees. Primary care physicians are compensated by the Company under compensation arrangements with the Professional Corporations on either a salary or capitation basis. The costs of referrals to specialty care physicians are paid on either a fee-for-service or capitation basis. Under global capitation contracts, the Company contracts for inpatient services which are paid on a fee-for-service or per diem basis. Medical services expense paid through capitation (for certain primary care and specialty care services), fixed salary (for primary care only) or for contracted hours of emergency department coverage at fixed hourly rates totaled 65.6%, 62.1% and 50.6% of managed care operating revenue in 1994, 1995 and 1996, respectively, with the remainder of medical services expense (for primary care, specialty care, ancillary services, inpatient and outpatient services, lab charges, etc.) paid on a fee-for-service or per diem basis. The costs of healthcare services paid on a fee-for-service or per diem basis are recorded by the Company in the period for which services are provided based in part on estimates, including an accrual for medical services provided but not yet billed to the Company ("incurred but not reported") and are included in claims payable in the accompanying supplemental consolidated balance sheets.

      The Company has negotiated "attachment points" for stoploss insurance independent of Payor contracts which represent the contractual limits, generally $25,000 per year per enrollee for outpatient services and $100,000 per year per enrollee for inpatient services. In 1997, the Company increased its outpatient services attachment point to $50,000 in most cases.

      Cash and Cash Equivalents -- Cash and cash equivalents are defined as highly liquid financial instruments with original maturities of three months or less. A substantial portion of the Company's cash is deposited in three financial institutions. The Company monitors financial conditions of each financial institution and does not believe that the deposits are subject to a significant degree of risk.

      Marketable Securities -- Marketable securities consist of corporate debt securities and certificates of deposit. Such securities have been classified by management of the Company as available for sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The estimated fair value of the Company's marketable securities is based on quoted market prices, which approximate cost, and therefore no unrealized gains or losses have been recorded in the accompanying supplemental consolidated financial statements. Marketable securities at December 31, 1995 consist of corporate debt securities and at December 31, 1996 consist of Eurodollar certificates of deposit.

      Capitation Deposits -- Capitation deposits represent funds on deposit from a major Payor in Florida. In accordance with the Payor contract, 60% of the capitation revenue earned each month is retained by the Payor for payment of claims. The Company is entitled to all of the interest earned on this account. The contract requires a minimum balance in this account.

      Property and Equipment -- Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the lesser of the estimated useful life or the remaining life of the related lease.

      Restricted Cash and Deposits -- The Company records as restricted cash funds escrowed for payment of claims, for future acquisitions, and other funds contractually required to be segregated from the Company's operating cash.

      Goodwill -- The Company has classified as goodwill the excess of the purchase price over the fair value of the net assets of entities acquired. Goodwill is being amortized on a straight-line basis over the estimated periods of future benefit of 15 to 30 years. At each balance sheet date following the acquisition of a business, the Company reviews the carrying value of the goodwill to determine if facts and circumstances suggest that it may be impaired or that the amortization period may need to be changed. The Company considers external factors relating to each acquired business, including hospital and physician contract changes, local market developments, changes in third-party payments, national health care trends, and other available information. If these external factors indicate that the goodwill will not be recoverable, as determined based upon undiscounted cash flows before interest charges of the business acquired over the remaining amortization period, the carrying value of the goodwill will be reduced. Goodwill totaling $28,667,000 arose as the result of several AHI acquisitions in 1996, 1995 and 1994. Because substantially all of the acquisitions by AHI have not included acquisition of other long-lived assets, any adjustment will be equal to the difference between the carrying value of the goodwill balance and the undiscounted cash flows. Based upon a review of the carrying value of goodwill and AHI's significant operating loss in 1996, AHI recorded a $14,601,000 charge to write off goodwill balances associated with these acquisitions, except for goodwill associated with The Healthcare Partnership ("THP") acquisition in Houston, Texas. Although THP had a deficiency in its assets at February 1995 (acquisition date), AHI has made modifications to the payor and physician contracts, and increased administrative efficiencies to address the operating deficiencies at THP. As a result of these changes, AHI estimates that it will be able to recover the goodwill acquired in the THP transaction. In December 1995, the Company sold and closed a total of eight primary care clinics. In connection with the sale and closing, FPA recorded a charge for impairment of goodwill in the amount of $434,000. In 1996, the Company recorded charges for impairment of goodwill of $4.1 million as a result of a 1995 acquisition in Arizona and $14.8 million related to terminated emergency department contracts. The Company does not believe there currently are any indicators that would require an additional adjustment to the carrying value of the goodwill or its remaining useful life.

      Accounting for the Impairment of Long-Lived Assets -- In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which was effective for the Company beginning January 1, 1996. SFAS No. 121 requires that long-lived assets and certain intangible assets associated with those assets be reviewed for impairment. The adoption of SFAS No. 121 at January 1, 1996 had no significant impact on the Company's financial statements when adopted.

      Deferred Compensation Expense -- Upon the consummation of employment agreements with certain physician employees, AHI sold such employees shares of AHI common stock at a price below fair value. Differences between the purchase price of shares sold and the fair value of AHI shares at the date of sale were recorded as deferred compensation expense. The deferred compensation expense is amortized on the straight-line method over the related employment periods.

      Network Development and Geographic Expansion Costs -- Network development and geographic expansion costs are expensed as incurred.

      Intangible Assets -- Intangible assets consist primarily of capitalized costs of non-compete agreements associated with acquisitions. Intangible assets are being amortized on a straight-line basis over the expected period of future benefit, ranging from 5 to 15 years.

      Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting For Income Taxes," which requires the use of the liability method for deferred income taxes (see Note 8).

      Professional Liability Coverage -- The Company maintains professional liability coverage for the Company and its employee and independent contractor physicians on a claims made basis. The Company records an estimate of its liabilities for medical malpractice claims incurred but not reported. Such liabilities are not discounted.

      Pro Forma Information -- The pro forma net income and net income per share information in the 1994 and 1995 supplemental consolidated statement of operations reflect the effect on historical results as if the Company had been a C Corporation rather than an S Corporation for income tax purposes, and no tax benefit arose as a result of the change in tax status.

      Net Income (Loss) per Common Share -- Net income (loss) per Common Share is computed based on the weighted average number of shares and share equivalents (options and warrants) outstanding, giving retroactive effect to all stock splits and dividends.

      Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      New Accounting Standards -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Corporations are permitted, however, to continue to apply Accounting Principles Board ("APB") Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company has continued to apply APB Opinion No. 25 to its stock-based compensation awards to employees and has disclosed the required pro forma effect on net income (loss) and net income (loss) per share (See Note 7).

      In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share". This Statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. SFAS No. 128 is not in effect for the Company for 1996, but will be in effect for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company does not expect the adoption of SFAS No. 128 to have a material effect on its net income per share.

      Reclassifications -- Certain reclassifications have been made to prior years' financial statements to conform to current year classifications.

      Unaudited Financial Information -- The financial information for the three months ended March 31, 1997 and 1996, included in the supplemental consolidated financial statements and notes thereto is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Information for the three months ended March 31, 1997 is not necessarily indicative of the results to be expected for the entire year.

2.   RELATED PARTY TRANSACTIONS

      In Texas, the Company leases its main facility, certain leasehold improvements, and certain medical and office equipment from a former officer of a Texas subsidiary pursuant to a noncancelable operating lease agreement expiring November 8, 2005. The agreement provides for monthly payments of $58,654, subject to certain increases based on the consumer price index. The lease also contains certain provisions that may, at the option of the former officer, require the Company to acquire the facility at its fair market value.

      Effective October 1, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Family Practice Associates of San Diego, an Osteopathic Corporation ("FPASD"), owned by certain officers of the Company. The purchase price was supported by an independent valuation and approved by a committee of the independent Directors of the Company. During 1995, the Company entered into a loan agreement with FPASD under which FPASD was permitted to borrow a maximum of $650,000 for working capital purposes. This loan replaces a previous loan with a maximum balance of $155,000. At December 31, 1995 and 1996, the balance of the loan was $300,086 and $0, respectively.

       As a result of an acquisition, the Company leases certain property from a shareholder. Annual rental payments totaled approximately $-0-, $75,000 and $94,000 in 1994, 1995 and 1996, respectively. The lease expires in April 2001, unless renewed by the Company for up to an additional ten years.

       Through December 31, 1993, three stockholders of AHI collectively advanced $475,000 to a Physician Network for operations. Of these advances, $125,000 was repaid in 1994 and the remaining $350,000 was paid in 1995. Interest expense on these advances totaled $41,000 in 1994 and $16,000 in 1995.

       The Company has capitated and fee-for-service provider contracts with physician professional corporations owned by physician stockholders of the Company. Medical costs incurred totaled approximately $391,000, $760,000 and $989,000 for 1994, 1995, and 1996, respectively.

      In August 1994, AHI issued shares of common stock to two of its directors, one of which is an officer, in exchange for promissory notes, each in the amount of $1,500,000. The promissory notes were secured by other shares of AHI held by these directors. The common stock was exchanged by AHI for an equal number of shares of Series T preferred stock issued by AHI in November 1994. These shares of preferred stock were redeemed by the Company on December 31, 1994, in exchange for cancellation by AHI of the outstanding obligations under the promissory notes.

      Effective January 1, 1994, AHI entered into a consulting agreement with one of its directors to assist AHI in analyzing claims and related procedures. This agreement was terminated in March 1997. In exchange for services provided, AHI paid $90,000 per year in 1994, 1995 and 1996.

3.   PROPERTY AND EQUIPMENT

      Property and equipment consists of the following at December 31:

                                                                       1995           1996
                                                                 ------------    ------------

Land and buildings                                               $    164,825    $    523,758
Computer hardware and software                                      1,730,733      12,526,830
Furniture, fixtures and equipment, including medical equipment     13,257,444      35,373,769
Leasehold improvements                                              2,647,653       8,160,846
Vehicles                                                                 --           311,972
                                                                 ------------    ------------
   Total                                                           17,800,655      56,897,175
Less accumulated depreciation and amortization                     (5,988,385)    (11,094,498)
                                                                 ------------    ------------
   Subtotal                                                        11,812,270      45,802,677
Capitalized software development costs                              1,273,529         693,186
                                                                 ------------    ------------
Property and equipment -- net                                    $ 13,085,799    $ 46,495,863
                                                                 ============    ============


4.   DEBT

      Convertible Subordinated Notes Payable -- On October 5, 1994, the Company sold $1.0 million of convertible subordinated notes to representatives of the underwriters of FPA's initial public offering. The notes bore interest at 6%, payable semiannually, with principal due October 1999. During 1996, the notes were converted into 200,000 shares of FPA Common Stock.

      In December 1996, the Company issued $75.0 million of convertible subordinated debentures due December 2001, which resulted in net proceeds to the Company of approximately $73.0 million. The notes bear interest at 6-1/2%, with interest payable semiannually, and are convertible into FPA Common Stock at $25.95 per share. The debentures are redeemable by the Company after December 20, 1999. Upon the occurrence of a Repurchase Event, as defined in the debenture, each holder has the right to require repayment of the debentures at 100% of the principal amount plus accrued interest. In January 1997, upon exercise of the overallotment option granted to the Initial Purchasers, the Company issued additional convertible subordinated debentures with the same terms for net proceeds of $5.4 million.

      Convertible Promissory Note -- In connection with the acquisition of a Texas subsidiary on November 1, 1995, FPA issued a 36-month, $2.5 million 9% convertible promissory note with payments of interest only due for the first 24 months and principal and interest monthly thereafter. During 1996, the note was converted into 243,191 shares of FPA Common Stock.

      Notes Payable -- In connection with certain acquisitions, the Company has issued various other notes payable. Following is a summary of all long-term debt.


                                                                                               DECEMBER 31,
                                                                                           ------------------
                                                                                           1995          1996
                                                                                      ------------   -------------
Notes payable, interest ranging from 7% to 10.25% and principal due
   through December 2000                                                              $  5,270,421   $  3,484,627
Note payable, interest at 9% and principal due November 1997                             2,500,000           --
Convertible note payable, interest at 9% and principal due November 1998                 2,500,000           --
Convertible debentures payable, interest at 6.5% payable semiannually,
  principal due December 2001                                                                 --       75,000,000
Notes payable to former shareholders of Sterling, interest at rates ranging from 5% to 5.54%, payable in 60 monthly installments
  through January 1998                                                                   1,372,895        759,420
Notes payable, interest at prime (8.25% at December 31, 1996), payable in two
  equal installments in December 1996 and 1997                                           1,200,000        600,000
6% convertible subordinated notes, interest payable semiannually through
  1999, principal due October 1999                                                       1,000,000           --
Notes payable to financial institutions, interest at 5.5%, due in full
  in October 1997                                                                          714,858     55,000,000
Note payable, interest at LIBOR (5.75% at December 31, 1996), 59 payments of
  principal and interest due commencing February 1999, through December 2003                  --       97,759,224
Note payable for the acquisition medical group, interest at
  the applicable Federal short-term rate (6.08% at December 31, 1995), payable quarterly with principal due in two
  installments in February 1996 and July 1997,
  collateralized by a letter
  of credit                                                                              2,890,000           --
Note payable to certain physicians in connection with acquisition
  payable quarterly through March 2005                                                   1,349,000      1,240,000
Note payable to former stockholder, interest at 4.51%, with principal due
  in January 1996                                                                          230,000           --
Notes payable, interest at 6.02% and principal due January 2006                               --       20,174,914
Other                                                                                    1,928,013      2,345,701
                                                                                      ------------   ------------
   Total                                                                                20,955,187    256,363,886
Less current portion                                                                    10,739,635     70,474,667
                                                                                      ------------   ------------
Long term debt, net of current portion                                                $ 10,215,552   $185,889,219
                                                                                      ============   ============


At December 31, 1996 future payments on long-term debt are as follows:


                                                        NOTES PAYABLE        CAPITAL
                                                          AND OTHER          LEASES             TOTAL
                                                     ----------------    -------------     -------------

 1997                                                     $69,344,423       $1,130,244       $70,474,667
 1998                                                       2,030,088          585,239         2,615,327
 1999                                                       8,194,345          226,843         8,421,188
 2000                                                       8,893,154           67,338         8,960,492
 2001                                                      83,925,319               --        83,925,319
 Thereafter                                                82,288,439               --        82,288,439
                                                     ----------------    -------------     -------------
                                                                             2,009,664       256,685,432
 Less amount representing interest on capital leases                          (321,546)         (321,546)
                                                                         -------------     -------------
 Total                                                   $254,675,768       $1,688,118      $256,363,886
                                                     ================    =============     =============



      The fair market value of the Company's debt approximates its carrying value.

      Credit Agreement -- On January 29, 1996, the Company entered into a credit, security, guarantee and pledge agreement ("Credit Agreement") with certain financial institutions. Permitted Borrowings, as defined in the Credit Agreement, generally include those for acquisitions and capital expenditures. The Company and the financial institutions amended the Credit Agreement during 1996. Fees of $1,250,000 were paid in connection with the Credit Agreement during 1996. Borrowings bear interest at rates ranging from either LIBOR plus 2 1/2%, 2 3/4% or 3%, or prime rate plus 1%, 1 1/4%, or 1 1/2% as defined in the Credit Agreement. The balance outstanding is due on October 31, 1997. Periodic payments of accrued interest are due during the term of the Credit Agreement. Additionally, the financial institutions were granted a security interest in substantially all of the assets of the Company (excluding those of FPA Medical Management of Michigan, Inc. d/b/a QualNet, Inc., and the stock of certain subsidiaries of FPA) and Professional Corporations. The debt is also guaranteed by certain Professional Corporations. In connection with the Credit Agreement, the Company must maintain certain debt and equity ratios and profitability thresholds. The Company issued to the financial institutions a warrant to purchase 50,000 shares of Common Stock at $9.125 per share exercisable prior to February 2, 2001, subject to certain anti-dilution provisions. At December 31, 1996, the Company had borrowed the maximum of $55.0 million under the Credit Agreement.

5.   MAJOR CUSTOMERS

      In 1994, one Payor accounted for 11.3% of the Company's operating revenue. In 1995, one Payor accounted for 26.2% of the Company's operating revenue. In 1996, two Payors accounted for 16.1% and 11.3%, respectively, of the Company's operating revenue.

6.   COMMITMENTS AND CONTINGENCIES

      Legal -- The Company is party to certain legal actions arising in the ordinary course of business. In the opinion of the Company's management, liability, if any, under these claims is adequately covered by insurance and will not have a material effect on the Company's financial position or results of operations. The Company maintains professional liability insurance.

      The Company is a defendant in a purported class action securities lawsuit entitled "in re AHI Healthcare Systems, Inc. Securities Litigation" filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed against AHI, certain of its officers and directors, and its Underwriters on December 20, 1995. The suit asserts that AHI, among other things, artificially inflated the price of its stock by misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of the Lakewood Health Plan. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI common stock between September 28, 1995 and December 19, 1995. The Company intends to vigorously defend this lawsuit. The Company does not expect that the outcome of the lawsuit will have a material adverse effect on the financial condition or results of operations of the Company.

       Operating Leases -- The Company is a party to certain facilities and equipment leases which terminate at various dates through November 8, 2005. Lease terms generally range from three to 10 years with renewal options. Many of the leases provide that the Company pay taxes, maintenance, insurance and other expenses, and contain rent escalation clauses.

      Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996, are as follows:


   1997                   $ 25,579,887
   1998                     22,725,444
   1999                     19,267,150
   2000                     16,588,255
   2001                      3,245,625
   Thereafter                3,978,572
                          ------------
   Total                  $ 91,384,933
                          ============


      For 1994, 1995 and 1996, total expense under these non-cancelable operating leases was $1,754,094, $5,343,964, and $10,640,028, respectively.

7.   STOCKHOLDERS' EQUITY

       Stock Splits and Dividends -- The accompanying consolidated financial statements and notes retroactively reflect all stock splits and stock dividends. All share, per share and stock option data have been restated to reflect the stock splits and stock dividends.

      In 1995, a Director of the Company purchased 32,000 shares of the Company's common stock for $450,000 by delivery of a note which is receivable in monthly installments commencing January 1996 through May 2002. The note is secured by the purchased shares and is included in Due From Stockholder. In addition, the Company granted this Director 42,675 stock options exercisable in installments over a seven-year period at $14.06 per share.

       In 1994, the Company issued shares of its common stock to two of its stockholders in exchange for promissory notes totaling $3,000,000. The shares were exchanged for the Company's Series T Preferred Stock which was subsequently redeemed in exchange for cancellation of the promissory notes.

       In 1994, the Company entered into a stock repurchase and mutual release agreement with a former director and stockholder. Pursuant to this agreement, such stockholder's entire equity interest was repurchased by the Company for $153,000 in cash and a note payable of $230,000 which was paid in 1996.

      In 1994, the Company entered into a stock repurchase and mutual release agreement (the "Agreement") with a former officer of AHI. Under the terms of the Agreement, the Company agreed to purchase the former officer's entire equity interest representing approximately 19% of AHI's outstanding stock at the time of repurchase for $1.1 million and to settle all outstanding employment-related disputes for $1.3 million. The settlement payments were made in cash ($1.2 million) and a note payable ($1.2 million), which was paid in full in 1995. The Company incurred $69,000 and $59,000 in interest expense in 1994 and 1995, respectively. In connection with the Agreement, this former officer also received an additional $300,000 upon the completion of AHI's initial public offering in 1995

      Preferred Stock -- During 1994, FPA issued a stock dividend consisting of one share of Series A Redeemable Preferred Stock (the "Preferred Stock") for each 437,600 shares of FPA's Common Stock. Accordingly, five shares of Preferred Stock were issued through the stock dividend, one to each of the Company's five founding directors. The Preferred Stock was subsequently redeemed by FPA at the redemption price of $750,000 per share of Preferred Stock (aggregate $3,750,000) in connection with the 1994 private placement of Common Stock.

      Omnibus Stock Option Plan -- During 1994, FPA adopted the Omnibus Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through incentive stock options or nonqualified stock options. On July 13, 1995, October 31, 1996 and March 17, 1997, the stockholders of the Company authorized an increase in the total number of shares which may be granted under the plan to 1,500,000, 5,000,000 and 6,500,000, respectively. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over three to five years.

      1994 Physician Stock Option Plan -- During 1994, FPA adopted the 1994 Physician Stock Option Plan under which an aggregate of 1,000,000 shares of Common Stock of FPA may be issued through nonqualified stock options. The option price per share may not be less than 100% of the fair market value of the Common Stock on the date of grant, as defined in the stock option plan document. Options granted under the plan generally vest over two to five years.

      1995 Non-Employee Directors Non-Qualified Stock Option Plan -- On July 13, 1995, the stockholders of the Company approved the 1995 Non-Employee Directors Non-Qualified Stock Option Plan under which options to purchase up to 200,000 shares of Common Stock may be granted to non-employee directors. Options granted under the plan generally vest over one year.

      1994 and 1995 AHI Long-Term Incentive Plans (the "LT Plans") -- Under the LT Plans, awards of options of AHI common stock were granted to employees and consultants as determined by the Compensation Committee. The LT Plans also contained provisions permitting awards of restricted stock. The terms of any awards of options and restricted stock were specified in each agreement as determined by the Compensation Committee, including, but not limited to, the purchase price, term, exercise, vesting, restrictions and employment termination. These options were exercisable ratably over periods up to five years. The LT Plans and any awards thereunder terminated no later than ten years from date of grant. A total of 3,028,222 options were reserved for issuance under the LT Plans. The LT Plans were dissolved in connection with the AHI Merger.

      1995 Non-Employee Directors Stock Option Program -- On August 1, 1995 AHI adopted the 1995 Non-Employee Directors Stock Option Program (the "Directors' Plan"). A total of 39,222 shares of common stock were reserved for issuance under the Directors' Plan. The Directors' Plan authorized the initial grant of options to purchase up to 7,500 shares of common stock to each Non-Employee Director and authorized an additional 1,000 option grant annually. The option exercise price was determined by the average of the fair market value of common stock for the fifth through ninth Nasdaq National Market trading days following the grant. The term of each option was ten years from the date of grant and vests over a four year period. The Directors Plan was dissolved in connection with the AHI Merger.

      Stock option transactions and prices are summarized as follows:


                                                                              1995
                                                                          NON-EMPLOYEE
                                         OMNIBUS          1994             DIRECTORS         LONG-TERM
                                          STOCK      PHYSICIAN STOCK     NON-QUALIFIED        INCENTIVE
                                       OPTION PLAN     OPTION PLAN     STOCK OPTION PLAN       PLANS
                                     --------------   --------------   -----------------   -------------
     Shares under option:
     Outstanding at January 1, 1994              --               --                  --      1,075,404

        Granted                             858,254               --                  --      1,013,526
        Exercised                                --               --                  --             --
        Canceled                             (3,000)              --                  --             --
                                     --------------   --------------    ----------------   ------------
     Outstanding at December 31,
        1994                                855,254               --                  --      2,088,930
        Granted                             709,072          477,460              32,500        707,615
        Exercised                                --               --                  --             --
        Canceled                            (13,692)             (25)                 --        (74,757)
                                     --------------   --------------    ----------------        -------
     Outstanding at December 31,
        1995                              1,550,634          477,435              32,500      2,721,788
        Granted in connection with
          Sterling merger                 1,313,583               --                --          194,000
        Otherwise granted                 3,077,801          184,292              14,500             --



                                                                             1995
                                                                         NON-EMPLOYEE
                                                                           DIRECTORS
                                          OMNIBUS            1994        NON-QUALIFIED        LONG-TERM
                                           STOCK        PHYSICIAN STOCK   STOCK OPTION PLAN    INCENTIVE
                                        OPTION PLAN       OPTION PLAN                            PLANS
                                        -----------       ---------      ----------          ---------------
        Exercised                         (181,421)        (14,200)          (5,000)                   --
        Canceled                           (35,477)        (10,100)              --              (221,389)
                                        -----------       ---------         -------          ---------------
     Outstanding at December 31,
       1996                              5,725,120         637,427           42,000              2,694,399
                                        ===========       =======-=         =======           ==============


      Common Stock -- All stock options are granted at fair market value of the Common Stock at the grant date. The weighted average fair value of the stock options granted during 1996 was $8.49. The fair value of each stock option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions used for grants in 1996: risk-free interest rate of 5.7%; expected divided yield of 0%; expected life of 1.7-3 years; and expected volatility of 48%. Stock options generally expire ten years from the grant date. Stock options generally vest over a three to five year period, with one-third of the shares becoming exercisable on each of the first three anniversaries of the grant date. The outstanding stock options at December 31, 1996 have weighted average remaining contractual life of 5.97 years. The number of stock option shares exercisable at December 31, 1996 was 3,363,575. These stock options have a weighted average exercise price of $10.84 per share.

      The Company accounts for its options in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized for stock option awards. Had compensation cost been determined consistent with SFAS No. 123, the Company's pro forma net loss and net loss per share for 1995 would have been $(1,349,874) and $(.07), respectively, and the Company's pro forma net loss and net loss per share for 1996 would have been $(76,466,211) and $(2.79), respectively. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

      The following table summarizes information about stock options outstanding at December 31, 1996:


                                  NUMBER          WEIGHTED AVERAGE
 RANGE OF EXERCISE             OUTSTANDING           REMAINING         WEIGHTED AVERAGE   NUMBER EXERCISABLE    WEIGHTED AVERAGE
     PRICES                AT DECEMBER 31, 1996   CONTRACTUAL LIFE       EXERCISE PRICE   AT DECEMBER 31, 1996   EXERCISE PRICE
------------------         --------------------  -------------------   ----------------- --------------------------------------

  $5.0000- $8.6250               2,968,742              4.84              $6.5899           1,498,470             $ 6.5665
  $8.8750-$13.7500               1,664,773              8.17              11.5848             663,630              12.0322
 $13.8125-$18.8438               2,524,767              3.48              14.9427             970,057              14.1507
 $19.0625-$28.3750               1,940,664              9.04              19.5457             231,418              21.2540
                               -----------              ----             --------          ----------             --------
  $5.0000-$28.3750               9,098,946              5.97             $12.5848           3,363,575             $10.8427
                               ===========              ====            =========          ==========             ========

      Warrants -- In connection with the revolving line of credit agreement (see
Note 4), AHI granted a warrant to the bank to purchase 53,343 shares of its common stock at $14.06 per share which expires on May 18, 2000. The warrant may be converted to shares of common stock equal to the aggregate fair value of shares less the total exercise price divided by the fair value per share on the conversion date. Pursuant to AHI's merger with FPA on March 17, 1997, the warrant was converted into an FPA warrant.

8.   INCOME TAXES

      Upon the inception of the Company, the Company elected S Corporation status under the Internal Revenue Code which provides that taxable income or loss is attributable to the stockholders. The Company subsequently revoked its election to be treated as an S Corporation and became subject to income taxes. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company recognized a deferred tax benefit on the date it became a taxable enterprise.

      The components of income tax expense for the years ended December 31 are as follows:


                              1994                     1995                        1996
                          --------------        ------------------         ------------------
      Federal expense:
        Current           $   1,896,870            $    2,190,978             $     5,273,179
        Deferred               (539,312)                 (755,192)                 (4,622,179)

      State expense:
        Current                 391,936                   368,882                   1,628,982
        Deferred                (82,469)                 (300,348)                 (1,199,982)
                          -------------         -----------------          ------------------
            Total         $   1,667,025            $    1,504,320             $     1,080,000
                          =============         =================          ==================

      The Company's income tax expense differs from the amount that would have resulted from applying the Federal statutory rate to pretax income because of the effect of the following items:


                                                        1994           1995          1996
                                                      -----------   -----------    ------
      Tax expense (benefit) at U.S. statutory rate      34.0%           34.0%       (34.2%)

      Revocation of FPA S Corporation status            (5.1%)            --           --
      State taxes, net of Federal income tax benefit     4.2%           (0.7%)       (0.8%)
      Nondeductible goodwill amortization                1.1%           27.2%        10.1%
      Nondeductible acquisition costs                      --             --          4.9%
      Loss (with)/without carryforward benefit          (1.1%)            --         20.6%
      Other                                              0.2%            6.7%         1.0%
                                                      -------       ---------      -------
                                                        33.3%           67.2%         1.6%
                                                      =======       =========      =======

      Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for reporting and the amounts used for income tax purposes. The tax effects of items comprising the Company's net deferred tax assets and liabilities at December 31 are as follows:


                                                                 1995                       1996
                                                           ----------------         ------------------

 Deferred tax assets:
   Goodwill                                                              --            $     4,087,001
   Allowance for uncollectible accounts                     $     2,307,580                  2,700,811
   Accrued liability for professional liability claims              321,256                    595,000
   Accrued expenses                                                 434,000                  1,267,000
   Depreciation and amortization                                     22,000                     76,000
   Net operating losses                                           1,191,511                 14,028,058
   Other                                                             50,392                    720,821
                                                           ----------------         ------------------
       Total deferred tax assets                                  4,326,739                 23,474,691

      Valuation allowance                                          (493,000)               (15,304,000)
                                                           ----------------         ------------------
      Total deferred tax assets                             $     3,833,739            $     8,170,691
                                                           ================         ==================
 Deferred tax liabilities:
   Geographic expansion costs                               $      (179,893)           $      (392,305)
   Start-up costs                                                  (231,498)                        --
   State income tax                                                      --                   (290,987)
   Deferred compensation                                            (57,565)                   (19,069)
   Depreciation and amortization                                 (1,008,458)                  (799,914)
                                                           ----------------         ------------------
       Total deferred tax liabilities                       $    (1,477,414)           $    (1,502,275)
                                                           ----------------         ------------------

 Net deferred tax assets                                    $     2,356,325            $     6,668,416
                                                           ================         ==================

       Effective January 1, 1995, all but two of the Physician Networks, and effective January 1, 1996, all but one of the Physician Networks, revoked their S-Corporation status. As a result, approximately $750,000 of net operating losses are not available to offset future California income otherwise taxable at 1.5%.

       The Company has net operating loss carryforwards of approximately $48,400,000 which may be utilized in future years before expiring between 2007 and 2011. Of this amount, approximately $1,200,000 arose from pre-acquisition losses of an acquired Physician Network, the use of which is limited to future taxable income of this Physician Network.

9.   MERGER, RESTRUCTURING AND OTHER UNUSUAL CHARGES

      In 1995, the Company recorded nonrecurring expenses of $1.6 million. This amount includes a $434,000 charge for impairment of goodwill, a $773,000 charge for the loss on disposition of businesses and $375,000 relating to the bankruptcy of one of its hospital clients. In 1995, the Company sold six and closed two primary care clinics (seven in Florida and one in Texas). The goodwill impairment and loss on sale are directly related to the sale and closure of the primary care clinics. These clinics accounted for approximately $2.1 million in revenue and generated an operating loss (including the unusual items) of $3.7 million during 1995.

      In 1996, the Company recorded nonrecurring expenses of $52.6 million. This amount is comprised of (i) costs related to the Sterling Merger in the amount of $16.8 million comprised of investment bankers' fees, attorneys' fees, accountants' fees, legal fees, and severance and compensation required to be paid as part of the Sterling Merger, (ii) write-offs of goodwill and other assets in the amount of $33.5 million related to terminated emergency room contracts and unprofitable acquisitions, and (iii) restructuring charges in the amount of $2.3 million primarily related to severance for terminated employees.

      In the three months ended March 31, 1997, the Company recorded nonrecurring expenses of $36.8 million comprised of costs related to the AHI Merger consisting of investment bankers fees, attorney's fees, accountants fees, legal fees, wind-down costs, and severance and compensation required to be paid as part of the AHI Merger.

10.    SEGMENT INFORMATION

      Sterling is a physician practice management company engaged in the business of providing contract management and support services primarily to hospital-based emergency departments ("Emergency Department"). FPA manages the provision of prepaid managed healthcare services for networks of primary care physicians ("Managed Care"). The activities related to the Managed Care segment and the Emergency Department segment are as follows:


                                         EMERGENCY             MANAGED
                                        DEPARTMENT              CARE            CONSOLIDATED
                                        ----------        ------------          ------------

    Year Ended:                                       (THOUSANDS OF DOLLARS)
    DECEMBER 31, 1996
    Operating revenues                $   136,761         $   422,344           $   559,105
    Income (loss) from operations          (6,154)            (58,577)              (64,731)
    Assets employed at year-end            77,900             501,763               579,663
    Depreciation and amortization           3,204              10,260                13,464
    Capital expenditures                      650              12,557                13,207

    DECEMBER 31, 1995
    Operating revenues                $   115,660         $   166,975           $   282,635
    Income (loss) from operations           6,502              (2,686)                3,816
    Assets employed at year-end            78,608             150,055               228,663
    Depreciation and amortization           2,260               3,326                 5,586
    Capital expenditures                    1,634               5,315                 6,949

    DECEMBER 31, 1994
    Operating revenues                $    39,256         $    79,181           $   118,437
    Income (loss) from operations           2,349               2,422                 4,771
    Assets employed at year-end            26,742              39,014                65,756
    Depreciation and amortization             438                 893                 1,331
    Capital expenditures                      499               2,069                 2,568


11.    ACQUISITIONS

      Following is a summary of material acquisitions consummated during 1996 by the Company, one of its subsidiaries, or one of the Professional Corporations. Such acquisitions were accounted for using the purchase method of accounting. Goodwill totaling approximately $244 million was recorded, which is being amortized over periods ranging from 25 to 30 years. In connection with these acquisitions, the Company issued (i) FPA Common Stock valued at $51.6 million,
(ii) notes payable of $163.8 million, and (iii) cash of $19.4 million.



      VIP, IPA, A Professional Corporation                        January        1996
      Foundation Health IPA                                       January        1996
      Century Family Medical Group, IPA                           January        1996
      Century Family Medical Group, Inc.                          January        1996
      Chabot Medical Group IPA                                    January        1996
      Private Physicians Group of Stanford                        February       1996
      Physicians First, Inc.                                      June           1996
      Family First Pharmacy, Inc.                                 June           1996
      FPA Family Pharmacy, Inc.                                   June           1996
      Physicians Medical Group of Florida, Inc.                   June           1996
      FHC IPA, Inc.                                               July           1996
      Intergroup IPA, P.C.                                        July           1996
      Foundation Health Medical Services(1)                       December       1996
      Foundation Health Medical Group, Inc.(1)                    December       1996
      FHMG/TDMC Medical Group, A Professional Corporation(1)      December       1996
      Thomas Davis Medical Centers, P.C.(1)                       December       1996


(1) The Company is in the process of determining the appropriate values to be assigned to the assets acquired and liabilities assumed in connection with these acquisitions. Accordingly, the Company's estimate of these values are subject to revision upon completion of an independent valuation which may result in an adjustment to goodwill.

      The following unaudited pro forma financial information presents the consolidated results of operations as if all significant acquisitions had occurred as of the beginning of the periods presented, after including the impact of certain adjustments, such as amortization of intangibles and goodwill, executive compensation per employment agreements, and the related income tax effects.


                                                YEAR ENDED DECEMBER 31,
                                                1995            1996
                                         ----------------------------------------
             Revenues                      $ 485,494,000        $  718,713,000
             Net loss                        (47,541,000)         (131,698,857)
             Net loss per share                   (2.60)                 (4.81)


      The Company believes that this unaudited pro forma information is not indicative of future results of operations, nor of historical operations, if the acquisitions had occurred as of the beginning of the periods presented.

12.    LICENSURE

      The application of Family and Senior Care, Inc., a wholly-owned subsidiary of FPA, for a restricted healthcare service plan license was approved by the California Department of Corporations ("DOC") on December 5, 1996. Following that date, all of the Company's managed care activity in the State of California occurred in this subsidiary. On February 24, 1997 FPA submitted a Notice of Material Modification to request incorporation of the California activity of AHI under FPA's restricted DOC license.

13.    SUBSEQUENT EVENTS (UNAUDITED)

       The following significant events have occurred subsequent to the balance sheet date:

HealthCap Merger. On June 30, 1997, FPA acquired HealthCap in a stock-for-stock merger accounted for as a pooling of interests in which 2,300,000 shares of FPA common stock were issued in exchange for all of the outstanding shares of HealthCap common and preferred stock (including shares covered by HealthCap vested options and outstanding warrants as of the effective date) and FPA assumed certain HealthCap options. HealthCap is a physician practice management company that provides management services for capitated physician networks, including IPAs and single taxpayer model medical groups. HealthCap is focused on the development and operation of primary care based multi-specialty and women's health delivery systems in primary and secondary markets where HMO market share has been historically low but is increasing. HealthCap operates in California, Florida, Georgia, Missouri and Nevada. As of March 31, 1997, HealthCap had a network of 1,540 primary care physicians which provided healthcare services to approximately 50,000 enrollees under 12 Payor contracts.

Health Partners Merger. On July 1, 1997, FPA entered into an Agreement and Plan of Merger with Health Partners, Inc. (the "Health Partners Merger Agreement") which provides for the acquisition of Health Partners, Inc. by FPA in a stock-for-stock merger anticipated to be accounted for as a pooling of interests. The consummation of the proposed merger is subject to approval by the stockholders of Health Partners, Inc., receipt of all necessary regulatory approvals and other customary conditions. The Health Partners Merger Agreement may be terminated by either of the parties if the merger is not consummated by October 28, 1997, and under certain other circumstances. Health Partners, Inc. currently has a network of 418 primary care physicians which provides healthcare services to over 138,000 HMO enrollees under 8 Payor contracts. Health Partners is the largest physician practice management organization in New York with over 103,000 HMO members and also has operations in Ohio, Kentucky, Washington D.C., New Jersey, Texas and Virginia.

Credit Agreement. On June 30, 1997, the Company entered into a commercial paper credit agreement for a $225 million three-year revolving line of credit ("Line of Credit") and a $50 million four and one-quarter year term loan ("Term Loan"). A maximum of $155 million and $30 million of the proceeds of the Line of Credit can be used to refinance debt and to secure the Company's capitation deposits, respectively. The remaining proceeds of the Line of credit can be used for working capital. The proceeds of the Term Loan may be used to refinance debt. The borrowings bear interest based on the prime rate plus 50-75 basis points or the Interbank Eurodollar rate plus 150-175 basis points, as defined in the agreement. In connection with the credit agreement the Company agreed to maintain certain debt and equity ratios and profitability thresholds. This facility is secured by the assets of the Company.

INDEPENDENT AUDITORS' REPORT

To the Stockholders of FPA Medical Management, Inc.:

We have audited the supplemental consolidated balance sheets of FPA Medical Management, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related supplemental consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the mergers with Sterling Healthcare Group, Inc. and AHI Healthcare Systems, Inc., which have been accounted for as poolings of interest as described in Note 1 to the consolidated financial statements. We did not audit the consolidated balance sheet of Sterling Healthcare Group, Inc. as of December 31, 1995, or the related consolidated statements of operations, changes in stockholders' equity and cash flows of Sterling Healthcare Group, Inc. for the period June 1, 1994 (date of inception) to December 31, 1994 and the year ended December 31 1995, which statements reflect total assets of $78,608,252 as of December 31, 1995, and total revenues of $39,255,573 and $115,659,527 for the seven-month period ended December 31, 1994 and the year ended December 31, 1995, respectively. We also did not audit the consolidated balance sheet of AHI Healthcare Systems, Inc. as of December 31, 1995, or the related consolidated statements of operations, changes in stockholders' equity and cash flows of AHI Healthcare Systems, Inc. for each of the two years in the period ended December 31, 1995, which statements reflect total assets of $76,256,000 as of December 31, 1995, and total revenues of $60,746,000 and $114,284,000 for the years ended December 31, 1994 and 1995, respectively. Such financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Sterling Healthcare Group, Inc. and AHI Healthcare Systems, Inc. for 1994 and 1995, is based solely on the reports of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of FPA Medical Management, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Diego, California
May 2, 1997

REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
AHI HealthCare Systems, Inc.

We have audited the accompanying consolidated balance sheet of AHI Healthcare Systems, Inc., as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AHI Healthcare Systems, Inc., at December 31, 1995, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Los Angeles, California
February 22, 1996

REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
Sterling Healthcare Group, Inc.
Coral Gables, Florida

We have audited the consolidated balance sheets of Sterling Healthcare Group, Inc. as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for year ended December 31, 1995 and the seven month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling Healthcare Group, Inc. as of December 31, 1995, and the results of their operations and their cash flows for the year ended December 31, 1995 and the seven month period ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND LLP

Miami, Florida
March 15, 1996

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.



                                           FPA MEDICAL MANAGEMENT, INC.


                                           By: /S/ Steven Lash
                                               ---------------------
Date: July 31, 1997                        Title: Executive Vice President and
                                                  Chief Financial Officer



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